SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2005

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-15261	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 21, 2005, Bryn Mawr Bank Corporation (the “Corporation”) issued a press release announcing the appointment of J. Duncan Smith as Treasurer and Chief Financial Officer of the Corporation and Executive Vice President, Treasurer and Chief Financial Officer of The Bryn Mawr Trust Company (the “Bank”), the principal subsidiary of the Corporation, effective April 4, 2005.

Prior to joining the Corporation, Mr. Smith was the Treasurer and Principal Accounting Officer of First Chester County Corporation since 1993 and its Chief Financial Officer since 2004. Mr. Smith was also Executive Vice President – Financial Support Services of First National Bank of Chester County a subsidiary of First Chester County Corporation since 1998. Mr. Smith had served First National Bank of Chester County as Senior Vice President – Finance and Accounting from 1996 to 1998, and prior to that was its Vice President and Comptroller since 1993. In addition to his finance and accounting duties, Mr. Smith’s responsibilities also included risk management, management information systems, deposit operations and facilities management.

Mr. Smith’s initial annual base salary will be $180,000 per annum. Mr. Smith’s employment with the Bank and the Corporation is “at will;” he has no written employment agreement with the Bank or the Corporation. Mr. Smith will be eligible to participate in the Corporation’s bonus program, and will receive a minimum bonus of $15,000 for fiscal year 2005. Mr. Smith will receive the Bank’s standard employee benefits package, including medical, disability and life insurance. Mr. Smith is also eligible to participate in the Corporation’s pension plan and supplemental employee retirement plan (“SERP”) and the Corporation’s Thrift and Savings Plan. Mr. Smith will be granted options under the Corporation’s 2004 Stock Option Plan to purchase 10,000 shares of the Corporation’s common stock in May, 2005, at a price equal to the fair market value of the shares of the Corporation’s common stock on the date preceding the date of the grant.

In connection with his employment, Mr. Smith will enter into an Executive Change of Control Severance Agreement with the Bank (the “Agreement”). The Agreement will provide for a lump sum severance benefit if Mr. Smith’s employment is terminated under certain circumstances defined in the Agreement within two (2) years following a change of control of the Corporation as defined in the Agreement. Those circumstances include termination of employment other than for “cause” or resignation following a significant reduction in the nature or scope of his authority, duties or responsibilities, removal from his position as an officer of the Bank or the Corporation, reduction in base salary, revocation or reduction of benefits payable under the benefit plans without obtaining Mr. Smith’s written consent, or transfer to a location outside the greater Philadelphia area. Severance benefits for Mr. Smith will consist of (i) an amount in cash equal to three (3) times his salary in effect either immediately prior to the termination of employment or immediately prior to the change of control, whichever is higher; (ii) an amount in cash equal to the excess, if any, of the aggregate fair market value of the Corporation’s common stock subject to outstanding and unexercised stock options, whether vested or unvested, granted to Mr. Smith under the Corporation’s Stock Option Plan over the aggregate exercise price of such stock options; (iii) his salary through the date of termination of employment and salary in lieu of any unused paid time off days; (iv) an amount equal to all awards earned in respect of completed plan periods prior to his termination of employment for the Corporation’s Thrift and Savings Plan and for any annual bonus plan; (v) the cost to continue for thirty-six (36) months after termination of employment on the cost sharing basis in effect prior to the change of control, the medical, dental, life and disability insurance benefits substantially equivalent to those furnished immediately prior to the change of control (but such benefits will cease at such time as Mr. Smith is employed on a full time basis by a party not owned or controlled by him that provides substantially the same benefits); (vi) for both vesting and benefit calculation purposes, credit with three (3) additional “years of credited service” (as defined in the Corporation’s Pension Plan) under the Corporation’s Pension Plan and SERP, and (vii) the cost of reasonable career counseling services.

The initial term of the Agreement will be for a period of three (3) years and shall automatically be extended for one year periods unless written notice of termination is provided to Mr. Smith by the Bank at least one year prior to the expiration of the initial term or any renewal period. However, after a change of control during the term of the Agreement, the Agreement will remain in effect for a period of two (2) years. Otherwise, the Agreement will terminate if, prior to a change of control, the employment of Mr. Smith with the Bank is terminated for any reason whatsoever.

Item 9.01. Financial Statements and Exhibits

99.1	Press Release dated March 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Frederick C. Peters II
Frederick C. Peters II, President and Chief Executive Officer

Date: March 21, 2005

EXHIBIT INDEX

Exhibit 99.1     Press Release dated March 21, 2005